Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interest of Experts” in the Registration Statement (Form F-10) and related preliminary base shelf prospectus of Silvercorp Metals Inc. (the “Company”), relating to the registration of a maximum offering of US$120,000,000 of debt securities, common shares, warrants to purchase common shares, warrants to purchase debt securities, or subscription receipts which entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, common shares, warrants or debt securities of the Company or any combination thereof and to the incorporation by reference therein of our reports dated June 11, 2010 with respect to the consolidated financial statements of the Company for the year ended March 31, 2010 and the effectiveness of internal control over financial reporting of the Company as at March 31, 2010 included in Exhibit 99.3 in its Annual Report (Form 40-F) for the year ended March 31, 2010, filed with the Securities and Exchange Commission.

Vancouver, Canada
July 30, 2010	Chartered Accountants